EXHIBIT 4(c)

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED
PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Trans-Lux Corporation (“Trans-Lux,” “we” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): its common stock, par value $0.001 per share (“Common Stock”), currently traded on the OTC Pink.  The following is a summary of the material terms of the Common Stock.  This summary is qualified in its entirety by reference to our Amended and  Restated Certificate of Incorporation and Amendment to Amended and Restated Certificate of Incorporation (collectively, the “Charter”) and Amended and Restated By-laws (the “By-laws”), which are incorporated herein by reference as Exhibits 3(a), 3(b) and 3(c), respectively, to Trans-Lux’s Annual Report on Form 10-K of which this Exhibit 4(c) is a part.  We encourage you to read the Charter, the By-laws and applicable provisions of the Delaware General Corporation Law (the “DGCL”) for additional information.

Capital Stock

We are authorized to issue 30,000,000 shares of Common Stock having a par value of $0.001 per share, of which 13,444,276 are outstanding, and 2,500,000 shares of preferred stock, par value $0.001 per share, of which 416,500 shares are designated as “Series A Convertible Preferred Stock” (none of which are issued and outstanding), and 51,000 shares are designated as “Series B Convertible Preferred Stock,” none of which are issued and outstanding.

Common Stock

Voting

The shares of Common Stock are entitled to one vote per share on all matters submitted to stockholders.  Holders of Common Stock do not have preemptive rights or cumulative voting rights.

Dividends and Other Distributions

Dividends on the Common Stock will be paid if and when declared.  Dividends may be paid in cash, in property or in shares of Common Stock, unless otherwise provided by applicable law.  The Company does not currently pay cash dividends and payment of such dividends is not contemplated in the foreseeable future.

Other Distributions

The holders of Common Stock are entitled to receive the same consideration per share in the event of any liquidation, dissolution or winding-up of the Company.

Mergers and Acquisitions

The holders of Common Stock are entitled to receive the same per share consideration, if any, received in a merger or consolidation of the Company (whether or not the Company is the surviving corporation).

Transfer Agent

The transfer agent for the Common Stock is Continental Stock Transfer and Trust Company.